EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-128691 on Form S-8 of Franklin Resources, Inc. of our report dated March 11, 2011, relating to our audit of the statement of net assets available for benefits of Franklin Templeton 401(k) Retirement Plan as of September 30, 2010, appearing in this Annual Report on Form 11-K of Franklin Templeton 401(k) Retirement Plan for the year ended September 30, 2011.

/s/ Perry-Smith LLP
Sacramento, California
March 14, 2012